Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to Registration Statement No. 002-52322 on Form N-1A of our reports each dated June 13, 2008 relating to the financial statements and financial highlights of Fidelity Commonwealth Trust, including Fidelity Large Cap Stock Fund, Fidelity Mid-Cap Stock Fund, Fidelity Small Cap Retirement Fund, Fidelity Small Cap Stock Fund and Spartan 500 Index Fund, appearing in the Annual Report on Form N-CSR of Fidelity Commonwealth Trust for the year ended April 30, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts

June 26, 2008